Exhibit 4.60

Material Terms of Contractual Arrangements for Each of Shanghai Fangjia Information Technology Co., Ltd., Shanghai Weihui Business Information Consulting Co., Ltd. and Shanghai E-Cheng Assets management Co., Ltd.

The following sets forth the material differences of the contractual arrangements for each of Shanghai Fangjia Information technology Co., Ltd., Shanghai Weihui Business Information Consulting Co., Ltd. and Shanghai E-Cheng Assets Management Co., Ltd. (the “three VIEs”) from the executed form of contractual arrangements filed as Exhibits 4.53 to Exhibit 4.58 to this annual report on Form 20-F. Other than the information set forth below, there is no material difference between the contractual arrangement for each of the three VIEs and the above-mentioned executed forms filed as exhibits to this annual report on Form 20-F.

Parties to the agreements

VIE	Shanghai E-Cheng Asset Management Co., Ltd., or Shanghai E-Cheng	Shanghai Fangjia Information Technology Co., Ltd., or Shanghai Fangjia	Shanghai Weihui Business Information Consulting Co., Ltd., or Shanghai Weihui

Shareholder A	Zuyu Ding	Zuyu Ding	Xudong Zhu

Shareholder B	Weijie Ma	Yan Zhang	Xi Yang

E-House Entity	Shanghai Baoyi Investment Consultancy Co., Ltd	Shanghai CRIC Information Technology Co., Ltd.	Shanghai Weidian Information & Technology, Ltd.

Agreement	Shanghai E-Cheng	Shanghai Fangjia	Shanghai Weihui	Note

Exclusive Call Option Agreement	Entered into as of May 14, 2014 1.1: “Business Permits shall mean any approvals, permits, filings, registrations, etc. which the Company is required to have for legally	Entered into as of October 29, 2014 1.1: “Business Permits shall mean any approvals, permits, filings, registrations, etc. which the Company is required to have for legally	Entered into as of October 23, 2014 1.1: “Business Permits shall mean any approvals, permits, filings, registrations, etc. which the	Shanghai E-Cheng and Shanghai Fangjia were to be newly established, whereas Shanghai Weihui was already established before the variable interest entity

Agreement	Shanghai E-Cheng	Shanghai Fangjia	Shanghai Weihui	Note

and validly operating all its businesses, including without limitation, Business License of Corporate Legal Person, Operation Permit of Value-added Telecommunication Service and such other relevant permits and licenses as required by the then-effective PRC Law.”

and validly operating all its businesses, including without limitation, Business License of Corporate Legal Person, Operation Permit of Value-added Telecommunication Service and such other relevant permits and licenses as required by the then-effective PRC Law.”

Company is required to have for legally and validly operating all its businesses, including without limitation, Business License of Corporate Legal Person and licenses as required by the then-effective PRC Law.”

arrangement.

An affiliate of Shanghai Weihui had already obtained the Operation Permit of Value-added Telecommunication Service, which will be transferred to Shanghai Weihui for its operation of community value-added service. Therefore, the permit is not specifically listed in this section

Loan Agreement	Entered into as of April 28, 2014	Entered into as of September 16, 2014	Entered into as of October 8, 2014

	“The Lender intends to provide a loan to [the shareholders] for their establishment of the Domestic Company, and holding 100% equity interest of the Domestic Company.”	“The Lender intends to provide a loan to [the shareholders] for their establishment of the Domestic Company, and holding 100% equity interest of the Domestic Company.”	“The Lender intends to provide a loan to [the shareholders] for acquisition of equity interest of the Domestic Company.”

Lender refers to the E-House Entity.

Domestic Company refers to the VIE.

Shanghai E-Cheng and Shanghai Fangjia were to be newly established, whereas Shanghai Weihui was already established before the variable interest entity arrangement.

Therefore, the loan to the two shareholders of

Agreement	Shanghai E-Cheng	Shanghai Fangjia	Shanghai Weihui	Note

Shanghai Weihui was for the purpose of acquiring equity interest of the VIE, instead of establishing the VIE.

	Loan amount: RMB0.5 million to Zuyu Ding; RMB0.5 million to Weijie Ma	Loan amount: RMB5 million to Zuyu Ding; RMB5 million to Yan Zhang	Loan amount: RMB1.6 million to Xudong Zhu; RMB0.4 million to Xi Yang

Shareholder Voting Right Proxy Agreement	Entered into as of May 14, 2014	Entered into as of October 29, 2014	Entered into as of October 23, 2014

Power of Attorney by Shareholder A	Executed on May 14, 2014	Executed on October 29, 2014	Executed on October 23, 2014

Power of Attorney by Shareholder B	Executed on May 14, 2014	Executed on October 29, 2014	Executed on October 23, 2014

Equity Pledge Agreement	Entered into as of May 14, 2014 Definition and scope of contractual obligations and transaction documents does not include the Exclusive Support Agreement	Entered into as of October 29, 2014 Definition and scope of contractual obligations and transaction documents does not include the Exclusive Technical Support Agreement	Entered into as of October 23, 2014 Definition and scope of contractual obligations and transaction documents does include the Exclusive Technical Support Agreement

Exclusive	Not applicable	Entered into as of	Entered into as of	Shanghai E-Cheng receives
Technical Support Agreement		October 29, 2014	October 23, 2014	consulting service from Baoyi Investment Consulting (Shanghai) Co., Ltd. under the Exclusive Support Agreement dated May 14, 2014 (filed hereto as Exhibit 4.59).